UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2013

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52991	90-0835572
Commission File Number	(IRS Employer Identification No.)

4275 Executive Square, Suite 200, La Jolla CA	92037
(Address of Principal Executive Offices)	(Zip Code)

858-964-5123
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Morgan Brown, Executive Vice President and Chief Financial Officer of Innovus Pharmaceuticals, Inc. (the “Company”), announced his resignation from the Company, effective September 22, 2013. Mr. Brown’s resignation is not related to any disagreement with the Company.

Item 8.01 Other Events

On September 9, 2013, the Company announced that it had entered into an exclusive license and distribution agreement with Ovation Pharma SARL (“Ovation”), pursuant to which Ovation will market the Company’s CIRCUMserum™ product for the treatment of reduced penile sensitivity in Morocco.

Pursuant to the agreement, Ovation will pay the Company up to $11.25 million upon and subject to the achievement of commercial milestones. In addition, Ovation agreed to certain upfront minimum purchases of CIRCUMserum™ based upon an agreed upon transfer price and yearly minimum purchases.

A copy of the press release regarding the above-described agreement is attached as Exhibit 99.1 and incorporated by reference into this Current Report on Form 8-K.

On September 11, 2013, the Company announced that it had entered into an exclusive license and distribution agreement with Ovation pursuant to which Ovation will market the Company's EjectDelay™ drug for the treatment of erectile dysfunction in Morocco.

Pursuant to the agreement, Ovation may pay the Company up to $18.6 million – divided into a fixed upfront license fee and subject to the achievement of regulatory and commercial milestones. In addition, Ovation agreed to certain upfront minimum purchases of EjectDelay based upon an agreed upon transfer price.

A copy of the press release regarding the above-described agreement is attached as Exhibit 99.2 and incorporated by reference into this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued September 9, 2013

99.2	Press Release issued September 11, 2013

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVUS PHARMACEUTICALS, INC.

Dated: September 11, 2013	By:	/s/ Bassam Damaj
Bassam Damaj President and Chief Executive Officer

3